Exhibit 10.5

EXHIBIT A
STATEMENT OF WORK #1

This Statement of Work, details the services that Consultant will provide to SIGA. The services under this Statement of Work shall be conducted under and subject to the terms and conditions of the Consulting Agreement between SIGA and Company dated Month Day, Year, hereinafter (“Agreement”).

Scope of Services: Tides Group, LLC will develop and lead a government relations strategy to build government and customer support for Siga priorities to include:

●	overall biodefense funding and policy (SNS, BARDA, HHS)
●	TPOXX stockpile replenishment
●	ongoing funding and execution of PEP indication (DOD)
●	build congressional coalition to build awareness for TPOXX PEP potential and prioritize smallpox antiviral funding expansion
●	develop team of resources needed to effectively communicate Siga priorities with HHS senior leadership
●	advise on messaging and DC-based public relations strategy where appropriate

Payment Terms

Consulting Rate: $20,000/month USD

Total charges for professional service fees and direct expenses will not exceed $20,000 per month without the prior written approval of SIGA. This not to exceed amount includes all pass through expenses (e.g. airline tickets, rental car, hotel, etc). SIGA agrees to pay to Consultant according to the terms set forth in Paragraph 4 of the Agreement.

Term of this Exhibit

Start date: October 19, 2020

The Scope of Services, Payment Terms and/or Term of this Statement of Work may be amended upon the mutual written agreement of SIGA and Consultant.

Accepted and Agreed:

For SIGA Technologies, Inc.                  For Consultant

By /s/ Phillip L. Gomez, III                    By /s/ Evan A. Knisely
Name: Phillip L. Gomez, III                  Name: Evan A. Knisely
Title: CEO                                              Title: CEO